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EXHIBIT 11.1 - EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. All computations give effect to a reverse stock split effective November 16, 1993 as if the transaction had occurred retroactively. Primary and fully diluted earnings per share are the same for each period presented.


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
                                                       Three Months Ended March 31,         Six Months Ended March 31,
                                                       ---------------------------------------------------------------
                                                              1997             1996             1997              1996
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
Common stock outstanding throughout the period           2,794,000        2,751,000        2,794,000         2,732,000
Exercised options                                                -                -                -            17,000
Dilutive unexercised stock options:
    Shares presumed issued at exercise
       ($2.25 to $3.00 per share in 1997 and
        $2.25 to $3.75 per share in 1996)                   110,000          135,000          110,000           138,000
    Less:  Shares repurchased with presumed
           proceeds at average per share price
           ($2.11 per share in 1997 and
           $4.40 in 1996)                                 (102,000)         (57,000)         (76,000)          (50,000)
----------------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding                      2,802,000        2,829,000        2,828,000         2,837,000
======================================================================================================================



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
                                                             (a)                    (b)
                                                                                 Weighted
                                                           Results of             Average
                                                           Operations              Shares       Per Share (a / b)
----------------------------------------------------------------------------------------------------------------
Net income -        Three Months Ended March 31, 1997      $  161,000           2,802,000       $.06
                    Six Months Ended March 31, 1997        $  599,000           2,828,000       $.21


Net income (loss) - Three Months Ended March 31, 1996      $ (148,000)          2,829,000                   $(.05)
                    Six Months Ended March 31, 1996        $   32,000           2,837,000                   $ .01






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